News Release / For Immediate Release, Tuesday, February 18, 2003

                 GASCO PROVIDES CORPORATE AND OPERATIONS UPDATES

DENVER - (PR Newswire) - February 18, 2003 - Gasco Energy, Inc. (OTCBB: GASE) today provided an update on corporate and operational matters.

Officers Compensation Packages Restructured
The Board of Directors voted to implement near-term cost-cutting measures intended to reduce general and administrative expenses. The measures include overhead reductions, in particular, a 36% reduction in the cash component of senior management compensation. As a result of this reduction, management will receive incentive compensation in the form of bonuses and stock options based upon their performance measured against operational and financial targets in accordance with industry practice.

"Management and the Board believe that belt-tightening is certainly prudent right now. Gasco is fortunate to have excellent oil and gas projects along with great industry partners, and the Company is poised for meaningful growth in production and reserves." said Gasco CEO and president, Mark Erickson. "Now that initial Riverbend production is on line, practicing financial discipline will accelerate Gasco's ability to achieve cash flow breakeven and make more capital available for drilling and completion activities."

Pending Changes to Board of Directors
Gasco announced pending resignations from the Board of Directors of Michael Decker, executive vice president and chief operating officer, and W. King Grant, executive vice president and chief financial officer. Their resignations from the Board will facilitate the nomination of two new outside board members. Mr. Decker and Mr. Grant will continue to serve Gasco as corporate officers, providing their respective operational and financial acumen. The resignations are effective upon the appointment of the new outside directors. The Company expects to name the new directors in the coming weeks.

The new directors will afford Gasco access to additional outside knowledge and networks while augmenting independent representation. Specifically the Company will add accounting and oil and gas financial expertise, strengthening its audit committee. After the changes, Gasco will continue to have a total of seven members of its Board of Directors.

"Mike and King are a key part of Gasco's efforts to grow shareholder value and their service on the Board and management contributions are greatly appreciated and essential to the success of our company," said Mark Erickson. "Their resignations and the pending appointment of new directors are indicative of our transformation from an early-stage oil and gas company to one with increasing production and a large inventory of drillable locations. Our core acreage positions provide the Company with many opportunities. The new nominees will bolster Gasco's efforts at delivering responsible corporate governance, ultimately benefiting our shareholders going forward."

Operations Update
Subsequent to the recently announced Riverbend compression enhancement, Gasco is proceeding with the completions on the Federal 23-21 (Gasco-operated; Gasco 50% minimum working interest [WI] ) and the Federal 42-29 (Gasco-operated; Gasco approximately 65% WI). Over the next three weeks two or three more frac stages will be completed in the Federal 23-21 and two more frac stages will be done in the Federal 42-29.

Gasco is also preparing to begin drilling its next well in the Riverbend program, the Federal 32-31 (Gasco operated, currently 100% WI). This well will be a southerly extension to the current Riverbend area of production.

Commenting on Gasco's general  financial  standing,  Gasco CFO, King Grant said:
"Despite a tough past year in the capital markets for Gasco, we are in an excellent position to grow this company. We cannot deny that our undervalued stock price has made the cost of capital very dear. It is frustrating because we delivered on our operational plan even as our share price declined. Our recent Riverbend production, facilitated by the compression upgrade, allows Gasco to obtain a year-end reserve report which we expect to incorporate into our annual report for the year ended December 31, 2002 on Form 10-K. Booking reserves is a truly important milestone for Gasco, in part because it should improve our ability to access less-dilutive forms of financing such as reserve-based credit facilities from commercial banks or mezzanine financing from private capital providers. While there can be no guarantees that we will be successful in attracting capital, we certainly will be in a much better position with proved reserves and production."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Part I, Item 1 of the Company's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact for Gasco Energy, Inc.: Investor Relations: 800-645-9254